Exhibit 5.1

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244	Appleby (Bermuda) Limited (the Legal
Practice) is a company limited by
shares incorporated in Bermuda and
approved and recognised under the
Bermuda Bar (Professional
Companies) Rules 2009. “Partner” is
a title referring to a director,
shareholder or an employee of the
Legal Practice. A list of such persons
can be obtained from your
relationship partner.

Board of Directors	Email ro’brien@applebyglobal.com
ST Energy Transition I Ltd.
Par-la-Ville Place, 4th Floor 14 Par-la-Ville Road Hamilton HM08 Bermuda	Direct Dial +1 441 298 3260 Direct Fax +1 441 298 3388 Tel +1 441 295 2244 Fax +1 441 292 8666

Your Ref
Appleby Ref 451073.0001/MEB/RO

12 November 2021

Ladies and Gentlemen

ST Energy Transition I Ltd. (Company)

INTRODUCTION

This opinion as to Bermuda law is addressed to you in connection with the Registration Statement (as defined in Schedule 1) filed with the U.S. Securities and Exchange Commission (Commission) relating to the registration under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, Securities Act), and the initial public offering by the Company of 28,750,000 SAILSM Securities of the Company (including up to 3,750,000 SAILSM Securities subject to an over-allotment option) (collectively, Units), with each Unit consisting of one class A share, par value $0.0001 each, of the Company (Class A Shares) and one-half of one redeemable warrant of the Company with each whole warrant being exercisable to purchase one Class A Share (each whole warrant, Warrant). The Units and the Class A Shares and Warrants comprising the Units, collectively, the Securities.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Part 1 of Schedule 1 (Documents) and the documents listed in Part 2 of Schedule 1. We have not examined any other documents, even if they are referred to in the Documents.

For the purposes of giving this opinion we have carried out the Company Search and the Litigation Search described in Part 3 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

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Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of Bermuda at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise relied on for any other purpose.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Appleby (Bermuda) Limited’s name in the prospectus forming part of the Registration Statement. As Bermuda attorneys we are not qualified to opine on matters of law in any jurisdiction other than Bermuda. As such, in giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.

Incorporation and Status: The Company is incorporated as an exempted company limited by shares and existing under the laws of Bermuda and is a separate legal entity. The Company is in good standing with the Registrar of Companies of Bermuda.

2.

Class A Shares: The Class A Shares included in the Units to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms and conditions referred to or set out in the Registration Statement (including any documents incorporated by reference therein), the Underwriting Agreement, and the Amended and Restated Bye-Laws (and any other Constitutional Documents (as defined below)), such Class A Shares will be validly issued, fully paid, and non-assessable shares of the Company.

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3.	Authorisation. The Company has taken all necessary corporate action to authorise the execution and delivery of the Documents and the performance of the Company’s obligations under them.

4.

Execution and Binding Obligations. The Documents will, upon due execution by the Company or on behalf of the Company in accordance with the Resolutions, be duly executed by or on behalf of the Company and each constitute legal, valid and binding obligations of the Company, enforceable against the Company.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

SCHEDULE 1

Part 1

The Documents

1.	The form of certificate to be used to evidence the Units, filed as Exhibit 4.1 to the Registration Statement.

2.	The form of certificate to be used to evidence the Warrants, included in Exhibit 4.3 to the Registration Statement.

3.

The form of warrant agreement proposed to be entered into by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, filed as Exhibit 4.4 to the Registration Statement.

Part 2

Other Documents Examined

1.

The registration statement on Form S-1 of the Company relating to the Securities and filed with the Commission on the date of this opinion under the Securities Act (including its exhibits, as finally amended including all necessary post-effective amendments, Registration Statement).

2.

The form of underwriting agreement proposed to be entered into by and between the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters named therein (collectively, Underwriters), relating to the sale by the Company to the Underwriters of the Units, filed as Exhibit 1.1 to the Registration Statement (Underwriting Agreement)

3.

Executed PDF copies of certificates of an officer of the Company dated 28 September 2021 and 9 November 2021 (Certificate), making certain certifications and attaching certified true copies of the following in respect of the Company:

(a)	the certificate of incorporation (Certificate of Incorporation);

(b)	the memorandum of association;

(c)	the amended and restated bye-laws filed as Exhibit 3.3 to the Registration Statement (Amended and Restated Bye-Laws and, collectively with the memorandum of association, the Constitutional Documents);

(d)	the Register of Directors and Officers (Register of Directors and Officers);

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(e)	the Bermuda Monetary Authority’s “No Objection” to the incorporation of the Company issued by the Bermuda Monetary Authority, Hamilton Bermuda (No Objection Consent);

(f)	the Tax Assurance, issued by the Registrar of Companies for the Minister of Finance in relation; and

(g)

copies of unanimous written resolutions of the Company’s board of directors effective 17 May 2021, 12 August 2021, 28 September 2021, and 6 November 2021 and of written resolutions of the Company’s shareholders effective 17 May 2021, 12 August 2021, 28 September 2021, and 6 November 2021 (collectively, Resolutions).

4.	A PDF copy of a Certificate of Compliance dated 10 November 2021 issued by the Registrar of Companies in respect of the Company.

5.	A copy of the results of the Litigation Search.

6.	A copy of the results of the Company Search.

For the purposes of Schedule 2 (Assumptions) and Schedule 3 (Reservations) only, the Underwriting Agreement will be included in the definition of Documents.

Part 3

Searches

1.

A search of the entries, filings, and documents shown and available for inspection in respect of the Company in the register of charges and on the file of the Company found on the Online Registry (www.registrarofcompanies.gov.bm) maintained by the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 10 November 2021 (Company Search).

2.

A search of the entries and filings shown and available for inspection in respect of the Company in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a physical search conducted, and/or electronic record of the Cause and Judgment Book distributed by the Supreme Court, on 10 November 2021 (Litigation Search).

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

SCHEDULE 2

Assumptions

We have assumed:

1.

(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy completeness and conformity to original documents of all documents submitted to us as copies;

2.	that each of the Documents and other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.

that there has been no change to the information contained in the Certificate of Incorporation and that the Constitutional Documents are in full force and effect and are unamended at the time of the issuance of the Securities;

4.

that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any Document executed by the Company are the signatures and initials of the person or persons authorised to execute the documents by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such Document;

5.

that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

6.

that the Registration Statement, the Documents and the Amended and Restated Bye-Laws do not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

7.

the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Bermuda in respect of matters upon which we have expressly opined) made in the Documents;

8.

that each of the parties to the Documents (other than the Company under Bermuda law) is incorporated, organised or registered (as the case may be) and in good standing (where such concept is legally relevant) under the laws which govern its capacity and has the capacity, power and authority, has fulfilled all internal authorisation procedures and completed all applicable filings and formalities, and has obtained all authorisations, approvals, consents, licences and exemptions required

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

under the laws of any relevant jurisdiction to execute, deliver and perform its respective obligations under the Documents and the transactions contemplated thereby and has taken all necessary corporate and other action required and completed all applicable formalities required to authorise the execution of the Documents and the performance of its obligations under them;

9.	the due execution and delivery of the Documents by each of the parties thereto (other than execution by the Company under Bermuda law);

10.

that the Documents constitute, or, when executed, will constitute legal, valid, binding and enforceable obligations of all parties thereto (other than the Company under Bermuda law) both (a) in accordance with their jurisdiction(s) of existence and (b) under the laws by which each Document is expressed to be governed;

11.	that the choice of laws as the governing law of the Documents has been made in good faith and is valid and binding under the laws of all relevant jurisdictions (other than Bermuda);

12.

that, insofar as any obligation under the Documents is to be performed by any of the parties thereto in any jurisdiction outside of Bermuda, its performance will be legal, valid and binding in accordance with the law of any jurisdiction other than Bermuda to which they are subject or in which they are respectively constituted and established;

13.

the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Search and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date of the Company Search and the Litigation Search;

14.

that: (i) the Documents are in the form of the documents approved in the Resolutions; (ii) any meetings at which Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout; (iii) all interests of the directors on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents; and (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (v) the directors of the Company have concluded that the entry by the Company into the Documents and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

15.

that the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the dates the Resolutions were passed or adopted, the date the Documents were executed, and as at the date of this opinion;

16.

that there is no matter affecting the authority of the directors issue the Registration Statement or enter into the Documents including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed in this opinion;

17.

that the Company has entered into its obligations under the Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Documents would benefit the Company;

18.

that the entry into the Documents and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

19.	that, save for the documents provided to us, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents;

20.	that the Registration Statement has been, or will be, declared effective by the Commission prior to the issuance of the Securities; and

21.	that when the issue of the Class A Shares is effected, the value received by Company in connection therewith, will not be less than the aggregate par value of the applicable Class A Shares.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

SCHEDULE 3

Reservations

Our opinion is subject to the following:

1.

Enforcement: The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach. Notwithstanding that the obligations established by the Documents are obligations which the Bermuda courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms. In particular, but without limitation:

(a)

enforcement and priority may be limited by laws relating to bankruptcy, insolvency, reorganisation, liquidation, court schemes of arrangement, or other laws of general application relating to, or affecting the rights of, creditors generally;

(b)

enforcement may be limited by the principles of unjust enrichment or by general principles of equity and we express no opinion as to the availability of equitable remedies or as to any matters which are within the discretion of the courts of Bermuda, even where such remedies are included in the Documents (for example equitable remedies such as the grant of an injunction or an order for specific performance may not be available where liquidated damages are considered an adequate remedy);

(c)	claims may become barred by relevant limitation periods by prescription or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	obligations to be performed outside Bermuda may not be enforceable in Bermuda to the extent that performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction;

(e)	enforcement may be limited to the extent that matters which we have expressly assumed in this opinion will be done, have not been done;

(f)	the enforcement of the obligations of the parties to the Documents may be limited by the law applicable to obligations held to have been frustrated by events happening after their execution;

(g)	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation or undue influence;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

(h)

where the performance of payment obligations is contrary to the exchange control regulations of any country in the currency of which such amounts are payable, such obligations may not be enforceable in the Bermuda Courts;

(i)

any provision of a Document governed by the laws of Bermuda purporting to impose an obligation on a person who is not a party to the Document (a Third Party) is unenforceable against that Third Party and any provision in a Document governed by the laws of Bermuda purporting to grant rights to a Third Party is unenforceable by that Third Party except to the extent that the relevant Document expressly provides that the Third Party may, in its own right, enforce such rights in accordance with (and subject to) the Contracts (Rights of Third Parties) Act 2016; and

(j)	matters of procedure on enforcement of the Documents and forum conveniens will be governed by and determined in accordance with the lex fori.

2.	Penalties: Any provision that provides for the payment of liquidated damages or forfeiture for breach of contract is enforceable provided it is not extravagant or unconscionable.

3.

Severability: Severability provisions contained in the Documents may not be binding and the question of whether or not provisions may be severed would be determined by the Bermuda courts at their discretion, having regard to such matters as whether a particular severance would accord with public policy or involve the courts in making a new contract for the parties.

4.

Other Obligations: We express no opinion as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Constitutional Documents) entered into by or binding on the Company.

5.

Determination: Any provision in the Documents that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent judicial enquiries into the merits of any claim by an aggrieved party.

6.

Discretion: Where a party to the Documents is vested with a discretion or may determine a matter in its opinion or is given the right to determine a conclusive calculation or determination, the Bermuda courts, if called upon to consider the question, may require that such discretion be exercised reasonably or that such opinion be based upon reasonable grounds or may determine that such right is not finally binding.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

7.

Modification of Documents: We express no view on any provision in any of the Documents requiring written amendments and waivers of any of the provisions of such Documents insofar as it suggests that oral or other modification, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

8.	Limitations on Liability: The effectiveness of any terms releasing or limiting a party from a liability or duty owed is limited by law.

9.

Jurisdiction: Where a Document provides for the submission to the exclusive or non-exclusive jurisdiction of the Bermuda courts, the court may decline to accept jurisdiction in any matter where (a) it determines that some other jurisdiction is a more appropriate or convenient forum; (b) another court of competent jurisdiction has made a determination in respect of the same matter; or (c) litigation is pending in respect of the same matter in another jurisdiction.

10.

Concurrent Proceedings: Proceedings may be stayed in Bermuda if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction. Notwithstanding any provision in the Documents that all disputes arising under or in connection with the Documents should be brought before the competent court in the jurisdiction specified in the Documents, the Bermuda courts have discretion to refuse to stay proceedings in Bermuda if it is satisfied that it is just and equitable to do so and may grant leave to serve Bermuda proceedings outside of Bermuda.

11.

Foreign Law: Relevant foreign law will not be applied by the Bermuda courts if it is not pleaded and proved, is not a bona fide and lawful choice of law, or it would be contrary to public policy for that law to be applied.

12.	Currency of Court Judgments: The Bermuda courts may grant judgments in foreign currencies.

13.

Interest on Judgments: Section 9 of the Interest and Credit Charges (Regulation) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 3.5% per annum.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

14.

Costs: A Bermuda court may refuse to give effect to any provisions of the Documents in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

15.

Conversion of Debts: In the event the Company is placed into liquidation, the liquidator is likely to require that all debts are converted (at the official exchange rate at the date of the liquidation order) into and paid in a common currency which is likely to be Bermuda dollars or United States dollars.

16.

Fettering of Statutory Powers: We express no opinion as to the validity or binding effect of any provision in the Documents which provides that the Company will not exercise its statutory powers. This may constitute an unlawful fetter on the statutory powers of the Company.

17.

Bermuda Law: We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

18.	Good Standing: The term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

19.

Non-assessable: Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Constitutional Documents after the date on which they became a shareholder, if and so far as the alteration requires them to take, or subscribe for additional shares, or in any way increases their liability to contribute to the share capital of, or otherwise to pay money to, the Company.

20.

Certificate: We have relied upon statements and representations made to us in the Certificate for the purposes of this opinion. We have made no independent verification of the matters referred to in the Certificate, and we qualify this opinion to the extent that the statements or representations made in the Certificate are not accurate in any respect.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai